 Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES ANNUAL REPORT

Huntington, WV   December 15, 2017-  Energy Services of America Corporation (the “Company” or “Energy Services”) (OTC QB: ESOA), parent company of C.J. Hughes Construction Company, Inc. and Nitro Electric Company, Inc. announced today the filing of the Company’s Annual Report on Form 10-K for the year ended September 30, 2017. For the fourth quarter of fiscal year 2017, the Company had revenue of $41.9 million, gross profit of $3.0 million, and income available to common shareholders of $476,000. For fiscal year 2017, the Company had revenue of $140.5 million, gross profit of $7.8 million, and a loss available to common shareholders of $697,000. The Company had an adjusted EBITDA of $3.6 million, or $0.25 per share, and loss per share of $(0.05) on 14,239,836 common shares outstanding for fiscal year 2017. The backlog at September 30, 2017 was $62.5 million.

Douglas Reynolds, President, commented on the announcement. “After a rough third quarter, we were able to get back on track in the fourth quarter of fiscal year 2017. A widespread labor shortage in the pipeline industry and above average inclement weather led to significant production delays on two major projects. We absorbed those losses in the third quarter and were able to improve our estimates in the fourth quarter. We also had several very successful projects that helped to reduce the loss available to common shareholders for fiscal year 2017 while generating a positive EBITDA of $3.6 million.”

Below is a comparison of the Company’s unaudited operating results for fiscal year 2017 compared to fiscal year 2016:

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Revenue	$41,941,034	$49,731,058	$140,495,726	$155,481,145

Cost of revenues	38,915,516	44,846,960	132,711,810	141,283,142

Gross profit	3,025,518	4,884,098	7,783,916	14,198,003

Selling and administrative expenses	1,666,427	1,647,071	7,401,769	7,293,323
Income from operations	1,359,091	3,237,027	382,147	6,904,680

Other income (expense)
Other nonoperating income (expense)	(55,874)	(85,826)	(162,422)	(158,246)
Interest expense	(275,326)	(238,842)	(833,424)	(875,254)
Gain on sale of equipment	50,313	130,791	145,575	268,448
	(280,887)	(193,877)	(850,271)	(765,052)

Income (loss) from continuing operations before income taxes	1,078,204	3,043,150	(468,124)	6,139,628

Income tax (benefit) expense	524,930	1,367,573	(80,368)	2,898,205

Income (loss) from continuing operations	553,274	1,675,577	(387,756)	3,241,423

Dividends on preferred stock	77,250	77,250	309,000	309,000

Income (loss) from continuing operations available to common shareholders	476,024	1,598,327	(696,756)	2,932,423

Income from discontinued operations net of tax expense	-	-	-	-

Net income (loss) available to common shareholders	$476,024	$1,598,327	$(696,756)	$2,932,423

Weighted average shares outstanding-basic	14,239,836	14,239,836	14,239,836	14,239,836

Weighted average shares-diluted	17,673,169	17,673,169	14,239,836	17,673,169

Earnings (loss) per share available to common shareholders	$0.033	$0.112	$(0.049)	$0.206

Earnings (loss) per share-diluted available to common shareholders	$0.027	$0.090	$(0.049)	$0.166

Please refer to the table below that reconciles EBITDA and EBITDA per share:

	2017	2016

Net income (loss) available to common shareholders	$(696,756)	$2,932,423

Add: Income tax (benefit) expense	(80,368)	2,898,205

Add: Dividends on preferred stock	309,000	309,000

Add: Interest expense	833,424	875,254

Less: Non-operating expense (income)	16,847	(110,202)

Add: Depreciation expense	3,235,362	2,503,471

Adjusted EBITDA	$3,617,509	$9,408,151
Common shares outstanding	14,239,836	14,239,836
Adjusted EBITDA per common share	$0.25	$0.66

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America Corporation

Contact:	Douglas Reynolds, President
(304)-522-3868